FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226082-03

THIS SUPPLEMENT TO PRELIMINARY PROSPECTUS, DATED JUNE 21, 2019,
MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

SUPPLEMENT
(To Prospectus Dated June 19, 2019)

$791,990,000 (Approximate)

GS Mortgage Securities Trust 2019-GC40

(Central Index Key Number 0001778232)

as Issuing Entity

GS Mortgage Securities Corporation II

(Central Index Key Number 0001004158)

as Depositor

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)
German American Capital Corporation

(Central Index Key Number 0001541294)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-GC40

This Supplement to Preliminary Prospectus, dated June 21, 2019 (this “Supplement”), supplements and modifies the preliminary prospectus, dated June 19, 2019 (the “Preliminary Prospectus”). Capitalized terms used, but not otherwise defined, in this Supplement have the meanings given to them in the Preliminary Prospectus. The following is updated factual information and modifies the information contained in the Preliminary Prospectus. This Supplement supersedes and updates the information in the Preliminary Prospectus. Except as modified by this Supplement, the Preliminary Prospectus remain unmodified.

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The purpose of this Supplement is to inform you of the following structural and collateral updates:

STRUCTURAL UPDATE

It is expected that FMR LLC, an affiliate of Fidelity Management and Research, will purchase the Class DB-F certificates and, on the Closing Date, be the initial directing holder for each of the Diamondback Industrial Portfolio 1 Whole Loan and the Diamondback Industrial Portfolio 2 Whole Loan.

COLLATERAL UPDATE

It is expected that DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), will purchase a 100% equity participation interest in each of the GACC Mortgage Loans and the Trust Subordinate Companion Loans for cash from Deutsche Bank AG, New York Branch (“DBNY”) pursuant to a purchase agreement dated and effective as of June 21, 2019. DBRI and DBNY will sell their respective interests in the GACC Mortgage Loans and the Trust Subordinate Companion Loans to German American Capital Corporation (“GACC”) on the Closing Date. During the period from at least June 21, 2019 to the Closing Date, DBRI will have borne the credit risk in respect of the GACC Mortgage Loans and the Trust Subordinate Companion Loans. In addition, it is expected that DBRI will purchase the Diamondback Industrial Portfolio 1 Pari Passu Companion Loans and the Waterfront Plaza Pari Passu Companion Loans in the ordinary course of business and that such Companion Loans will be securitized in one or more future securitization transactions.

Goldman Sachs & Co. LLC	Deutsche Bank Securities	Citigroup
Co-Lead Managers and Joint Bookrunners
Academy Securities		Drexel Hamilton
Co-Manager		Co-Manager

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THE INFORMATION IN THIS SUPPLEMENT AND THE RELATED PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT AND THE RELATED PRELIMINARY PROSPECTUS ARE NOT AN OFFER TO SELL THESE CERTIFICATES AND ARE NOT A SOLICITATION OF AN OFFER TO BUY THESE CERTIFICATES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.